Exhibit 99.1

Rosetta Stone Announces Changes to Board of Directors

ARLINGTON, VA - February 21, 2014 — Rosetta Stone Inc. (NYSE:RST), a leading provider of language, literacy, and education-technology solutions, today announced that Phil Clough and John Coleman will resign from its Board of Directors, effective May 19, 2014, immediately prior to the company’s next annual meeting of shareholders.

A member of Rosetta Stone’s Board of Directors since 2006, Phil Clough has been a champion of the company’s transition to a cloud-based business model and a steadfast proponent of its expansion beyond language into new facets of education-technology.  Clough is leaving the board to focus on his role as managing general partner at ABS Capital Partners, which completed the liquidation of its holdings in Rosetta Stone in December, 2013.

John Coleman has also served on Rosetta Stone’s Board of Directors since 2006. A key supporter of the company’s efforts to expand globally, he has leveraged his prior international management experience with Bose and General Electric to help Rosetta Stone build its brand in Europe, Asia and South America. In departing Rosetta Stone, Coleman will focus on his roles as Chairman of the Property Registration Authority in Ireland and board member at Nortek Inc.

Commenting on the departures, Rosetta Stone President and CEO Steve Swad said, “Phil Clough and John Coleman have made significant contributions to the growth and transformation of Rosetta Stone over the years, and I am extraordinarily grateful for their service. The company has evolved considerably since they joined us in 2006, and there’s no question that their impact will be long lasting.”

Rosetta Stone has added three board members since December, 2011: Marguerite W. Kondracke, James P. Bankoff, and Swad.  Following the departure of Clough and Coleman, Rosetta Stone’s board will consist of six directors.  The company may add one or more new directors as business needs and opportunities arise.

About Rosetta Stone Inc.

Rosetta Stone Inc. (NYSE: RST) is dedicated to changing the way the world learns. The company’s innovative technology-driven language and reading solutions are used by thousands of schools, businesses, government organizations and millions of individuals around the world. Founded in 1992, Rosetta Stone pioneered the use of interactive software to accelerate language learning. Today the company offers courses in 30 languages, from the most commonly spoken (such as English, Spanish and Mandarin) to the less prominent (including Swahili, Swedish and Tagalog). In 2013, Rosetta Stone expanded beyond language and deeper into education-technology with its acquisitions of Livemocha,

Lexia Learning, Vivity Labs, and Tell Me More. Rosetta Stone is based in Arlington, VA, and has offices and operations around the world.

For more information, visit www.rosettastone.com.

“Rosetta Stone” is a registered trademark or trademark of Rosetta Stone Ltd. in the United States and other countries.

Investor Contact:
Steve Somers, CFA
ssomers@rosettastone.com
703-387-5876

Media Contact:
Jonathan Mudd
jmudd@rosettastone.com
571-357-7148